EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (File No. 333-141438, File No. 333-134502, File No. 333-116914, and File No. 333-94207) and on Form S-3 (File No. 333-53595) of our report dated March 30, 2010 on the consolidated balance sheet of Macatawa Bank Corporation as of December 31, 2009 and the consolidated statement of income, changes in shareholders' equity and cash flows for the year then ended, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2010.
/s/ Crowe Horwath LLP

Grand Rapids, Michigan
February 24, 2011